EXPENSE WAIVER AND
                              ASSUMPTION AGREEMENT



     AGREEMENT made this 20th day of December 2001, between Fort Pitt Capital Funds, a Delaware trust (the "Trust"), on behalf of certain Funds of the Trust, as listed on Schedule A of this Agreement (each a "Fund" and collectively the "Funds"), and Fort Pitt Capital Group, Inc., a Pennsylvania corporation ("Advisor").

     WHEREAS, Advisor has entered into an Investment Advisory Agreement (the "Advisory Agreement") with the Trust, pursuant to which Advisor provides various administrative and other services for the Fund, and for which Advisor is compensated based on the average net assets of such Fund; and

     WHEREAS, the Trust and Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the expenses of those Fund of the Trust as listed on Schedule A of this Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Expense Waiver and Assumption by Advisor. Advisor agrees to reduce all or a portion of its advisory fee set forth in the Advisory Agreement for each Fund listed on Schedule A, and if necessary to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each such Fund, such waiver and assumption of expenses as detailed on Schedule A of this Agreement, to the extent necessary to limit the annualized expenses of each Fund to the rate reflected in Schedule A of this Agreement for each Fund ("Annualized Expense Ratio").

     2. Duty to Reimburse Advisor. If at any time, a Fund's annualized expenses are less than the Annualized Expense Ratio listed on Schedule A of this Agreement, the Trust, on behalf of a Fund, shall reimburse Advisor for any fees previously waived and/or expenses previously assumed to the extent that the amount of such reimbursement does not cause the Fund's Annualized Expense Ratio to exceed the limit on Schedule A of this Agreement. There shall be no obligation of the Trust, on behalf of a Fund, to reimburse Advisor for waived fees or expenses that were assumed by Advisor more than thirty-six (36) months prior to the date of any such reimbursement.

     3. Assignment. No assignment of this Agreement shall be made by Advisor without the prior consent of the Trust.

     4. Duration and Termination. This Agreement shall continue in effect for a Fund for a period of one year from the date of its effectiveness for that Fund, and shall continue in effect from year to year thereafter for each Fund, unless and until the Trust or Advisor notifies the other party to the Agreement, at least thirty days prior to the end of the one-year period for a Fund, of its intention to terminate the Agreement for a Fund. This Agreement shall automatically terminate, with respect to a Fund, upon the termination of the Advisory Agreement between Advisor and the Trust, on behalf of such Fund.

     5. Effective Dates. This Agreement shall become effective for each Fund on the dates listed below:

 Fund                                                            Effective Date
---------------------------                                     ----------------
Fort Pitt Capital Total Return Trust                              _______, 2001





     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first-above written.

FORT PITT CAPITAL GROUP, INC.              FORT PITT CAPITAL FUNDS



By: /s/ Thomas P. Bellhy                   By: /s/ Thomas P. Bellhy
----------------------------------         -------------------------------------
    Thomas P. Bellhy, President             Thomas P. Bellhy, President


                                   SCHEDULE A



                                               Annualized Expense Ratio
 Fund                                    (as a percentage of average net assets)
---------                                ---------------------------------------
Fort Pitt Capital Total Return Fund                     1.50% *





* For this Fund, Advisor has agreed to waive its administration fee and to assume the Fund's direct and indirect expenses to the extent necessary to limit the Fund's expenses to the rate listed above for such Fund.

Dated:     _________, 2001